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                                                                EXHIBIT 9(b)



                              AMENDED AND RESTATED
                     SHAREHOLDER SERVICING AGENT AGREEMENT



          THIS AGREEMENT, made and entered into on this 7th day of February, 1992, by and between THOMPSON, UNGER & PLUMB FUNDS, INC. (hereinafter referred to as the "Fund") and FIRST WISCONSIN TRUST COMPANY, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "Agent").


                                  WITNESSETH:


          WHEREAS, the Fund is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended, and is authorized to issue its shares of capital stock in one or more series, as designated from time to time by the Fund's Board of Directors;

          WHEREAS, the Agent is a trust company and, among other things, is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

          WHEREAS, the Agent and the Fund have entered into a Shareholder Servicing Agent Agreement, dated June 6, 1986, pursuant to which the Agent serves as the transfer and dividend disbursing agent of the only series currently offered by the Fund; and

          WHEREAS, the Agent and the Fund wish to amend and restate the Shareholder Servicing Agent Agreement to provide that the Agent will serve in like capacity for such additional series of the Fund as may from time to time be designated by the Fund's Board of Directors and with respect to which the Fund's Board of Directors requests such services from the Agent and the Agent consents to so serve.

          NOW, THEREFORE, the Fund and the Agent do mutually promise and agree as follows:


     1. EMPLOYMENT. The Fund hereby employs Agent to act as Shareholder Servicing Agent for each of the series of the Fund listed on Attachment A, as modified from time to time upon the mutual consent of the Fund and the Agent (the "Series"). Agent shall, at its own expense, render the services and assume the obligations herein set forth subject to being compensated therefor as herein provided.



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     2.   AUTHORITY OF AGENT.  Agent is hereby authorized by the Fund to receive all cash which may from time to time be delivered to it by or for the account of any Series of the Fund; to issue confirmations and/or certificates for shares of capital stock of each Series of the Fund upon receipt of payment; to redeem or repurchase on behalf of each Series of the Fund shares of capital stock of such Series upon receipt of certificates properly endorsed or of properly executed written requests as described in the Prospectus of the Fund, and to act as dividend disbursing agent for each Series of the Fund.


     3.   DUTIES OF THE AGENT:  Agent hereby agrees to:

          (a) Process new accounts.

          (b) Process purchases, both initial and subsequent in accordance with conditions set forth in the Fund's prospectus as mutually agreed by the Fund and the Agent.

          (c) Transfer shares of capital stock of each Series to an existing account or to a new account upon receipt of required documentation in good order.

          (d) Redeem uncertificated and/or certificated shares upon receipt of required documentation in good order.

          (e) Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or bond.

          (f) Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.

          (g) Process exchanges between the various Series of the Fund or between a Series and another fund with whom the Fund has an exchange arrangement (process and direct purchase/redemption and initiate new account or process to existing account).

          (h) Make miscellaneous changes to records, including, but not necessarily limited to, address changes and changes in plans (such as systematic withdrawal, dividend reinvestment, etc.)


          (i) Prepare and mail a year-to-date confirmation and statement as each transaction is recorded in a shareholder account as follows: original to shareholder; duplicate confirmations to be available on request within current year.

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          (j)  Handle telephone calls and correspondence in reply to shareholder requests except those items set forth in referrals to Fund.

          (k)  Reports to the Fund:

               DAILY - transaction journal with analysis of accounts.


               MONTHLY - analysis of transactions and accounts by types.

               QUARTERLY - state sales analysis; sales by size; analysis of systematic withdrawals, Keogh, IRA, Simplified Employee Benefit and 403(b)(7) plans; printout of shareholder balances.

          (l) Daily control and reconciliation of shares of each Series of the Fund with Agent's records and the Fund office records.

          (m) Prepare address labels or confirmations for four reports to shareholders per year.

          (n) Mail and tabulate proxies for one meeting of shareholders each year, including preparation of certified shareholder list for each Series and daily report to Fund management, if required.

          (o) Prepare and mail annual Form 1099, Form W-2P and 5498 to shareholders of each Series to whom dividends or distributions are paid, with a copy for the IRS.

          (p) Provide readily obtainable data which may from time to time be requested for audit purposes.

          (q) Replace lost or destroyed checks.

          (r) Continuously maintain all records for active and closed accounts.

          (s) Furnish shareholder data information for a current calendar year in connection with IRA and Keogh Plans in a format suitable for mailing to shareholders.

     4. REFERRALS TO FUND. Agent hereby agrees to ref er to the Fund for reply the following:

          (a) Requests for investment information, including performance and outlook.



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          (b) Requests for information about specific plans: (i.e., IRA, KEOGH,
     Simplified Employee Benefit and 403(b)(7) Plans, Automatic Investment, Systematic Withdrawal, etc.).

          (c) Requests for information about exchanges between various Series of the Funds or between a Series and another fund with whom the Fund has an exchange arrangement.

          (d) Requests for historical prices of any Series of the Fund.

          (e) Requests for information about the value and timing of dividend payments of a Series.

          (f) Questions regarding correspondence from the Fund and newspaper articles.

          (g) Any requests for information from nonshareholders.

          (h) Any other types of shareholder requests as the Fund may request from Agent in writing.


     5. COMPENSATION TO AGENT. Agent shall be compensated for its services hereunder as may from time to time be agreed upon in writing between the two parties. The Fund will reimburse Agent for all out-of-pocket expenses, including, but not necessarily limited to, postage, confirmation forms, etc. Special projects, not included in the fee schedule and requested by proper instructions from the Fund, shall be completed by Agent and invoiced to the Fund as mutually agreed upon.


     6. RIGHTS AND POWERS OF AGENT. Agent's rights and powers with respect to acting for and on behalf of the Fund, including rights and powers of Agent's officers and directors, shall be as follows:

          (a) No order, direction, approval, contract or obligation on behalf of the Fund with or in any way affecting Agent shall be deemed binding unless made in writing and signed on behalf of the Fund by an officer or officers of the Fund who have been duly authorized to so act on behalf of the Fund by its Board of Directors.

          (b) Directors, officers, agents and shareholders of the Fund are or may at any time or times be interested in Agent as officers, directors, agents, shareholders, or otherwise. Correspondingly, directors, officers, agents and shareholders of Agent are or may at any time or times be interested in the Fund as directors, officers, agents, shareholders or otherwise. Agent shall, if it so elects,



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     also have the right to be a shareholder of one or more Series of the Fund.

          (c) The services of Agent to the Fund are not to be deemed exclusive and Agent shall be free to render similar services to others as long as its services for others does not in any manner or way hinder, preclude or prevent Agent from performing its duties and obligations under this Agreement.

          (d) The Fund will indemnify the Agent and hold it harmless from and against all costs, losses, and expenses which may be incurred by it and all claims and liabilities which may be asserted or assessed against it as a result of any action taken by it without negligence and in good faith, and for any act, omission, delay or refusal made by the Agent in connection with this agency in reliance upon or in accordance with any instruction or advice of any duly authorized officer of the Fund.


     7. EFFECTIVE DATE. This Agreement shall become effective as of the date written above.


     8. TERMINATION OF AGREEMENT. This Agreement shall continue in force and effect until terminated or amended to such an extent that a new Agreement is deemed advisable by either party. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Fund with respect to any one or more Series or in its entirety, or by the Agent, upon ninety (90) days' written notice to the other party.


     9. AMENDMENT. This Agreement may be amended by mutual written consent of the parties. If, at any time during the existence of this Agreement, the Fund deems it necessary or advisable in the best interests of the Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal laws, and shall notify Agent of the form of amendment which it deems necessary or advisable and the reasons therefor, and if Agent declines to assent to such amendment, the Fund may terminate this Agreement forthwith.

     10. NOTICE. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.


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THOMPSON, UNGER & PLUMB                 FIRST WISCONSIN TRUST
FUNDS, INC.                             COMPANY


By: /s/ Raymond F. Unger                By: /s/ Joe D. Redwine
------------------------------          -------------------------------
   Raymond F. Unger, President             Joe D. Redwine, Vice President

Attest: /s/ Thomas G. Plumb             Attest: /s/ Mary E. Klabunde
       --------------------------              ------------------------
       Thomas G. Plumb, Secretary              Mary E. Klabunde, Trust Officer




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                               ATTACHMENT A



          This Agreement shall apply with respect to the following Series of the
Fund:


          1.  The Thompson, Unger & Plumb Growth Fund.

          2.  The Thompson, Unger & Plumb Balanced Fund.

          3.  The Thompson, Unger & Plumb Bond Fund.



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